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Exhibit 99.1

For Immediate Release

Contacts:	Edward C. Milligan Chairman & CEO Main Street Banks, Inc. (770) 422-2888	Samuel B. Hay III President & COO Main Street Banks, Inc. (770) 385-2424

MAIN STREET BANKS REPORTS RECORD THIRD QUARTER EARNINGS
Earnings Per Share Meets Consensus Earnings Estimates

ATLANTA, October 15, 2003—Main Street Banks, Inc. (Nasdaq: MSBK) today reported record earnings for the third quarter of 2003, continuing seven consecutive years of record earnings performance for the company.

Main Street, Atlanta's largest and highest performing community banking company, reported net income of $7.1 million for the three months ended September 30, 2003 compared to $5.2 million in the third quarter of 2002, an increase of 36.5 percent. The 2003 results reflect the acquisitions of First National Bank of Johns Creek in December 2002 and First Colony Bancshares in May 2003. Diluted earnings per share for the third quarter of 2003 were $0.36 versus $0.32 for the third quarter of 2002, a 12.5 percent increase and in line with consensus earnings estimates for the quarter. Return on average assets was 1.51 percent for the third quarter of 2003 and return on average shareholder's equity was 14.9 percent.

Net income for the nine months ended September 30, 2003 was $19.3 million, a 28.7 percent increase over the $15.0 million reported in the same period of 2002. Diluted earnings per share for the nine months ended September 30, 2003 were $1.06 versus $0.93 per share for the nine months ended September 30, 2002, a 14.0 percent increase. For the first nine months of 2003, return on average assets was 1.59 percent and return on average shareholder's equity was 16.2 percent.

Operating income for the third quarter of 2003 was $7.2 million, up 35.8 percent from the $5.3 million earned in the same period in 2002. This translates into third quarter operating earnings per diluted share of $0.37 versus $0.32 in the same period in 2002, representing a 15.6 percent increase. Operating income excludes the impact of intangible amortization expense and management believes this basis provides an appropriate measure of business performance for companies who have completed acquisitions and created amortizable intangible assets as a result.

Operating return on average tangible assets for the third quarter of 2003 was 1.61 percent and operating return on average tangible equity for the third quarter of 2003 was 30.3 percent.

Operating income for the first nine months of 2003 was $19.4 million, up 28.5 percent from the $15.1 million earned in the comparable nine months in 2002. This translates into nine month operating earnings per diluted share of $1.07 versus $0.93 in the same period in 2002, up 15.1 percent.

Operating return on average tangible assets for the first nine months of 2003 was 1.65 percent and operating return on average tangible equity for the first nine months of 2003 was 24.1 percent.

"We are once again gratified by the excellent results produced by Main Street Banks in the third quarter of 2003," said chairman and chief executive officer Edward C. Milligan. "We continue to enjoy strong internal growth of loans and low cost core deposits, and fee income is making an increasing contribution to our top and bottom lines." Milligan continued, "The Atlanta market is exhibiting strong signs of growth, particularly in job formation, and Main Street continues to enjoy market share gains in a large-bank concentrated market. Our increased emphasis on internal growth, recruitment of high performing bankers and opening of full-service banking centers in key market segments is paying dividends."

Strong Loan Growth and Solid Credit Quality

As of September 30, 2003, Main Street Banks' loans outstanding were $1.412 billion, reflecting an increase of $552 million or 64.2 percent, compared to the same period last year. The First National Bank of Johns Creek acquisition, completed on December 11, 2002, and First Colony Bancshares acquisition, completed on May 22, 2003, represented $382 million of this increase. Excluding acquisitions, loans outstanding increased 19.8 percent compared to the third quarter of 2002.

Continuing Main Street's historically low loan loss experience, annualized net charge-offs declined to 0.19 percent of average loans from 0.39 percent in the second quarter of 2003. Although non-performing assets increased to 0.64 percent of assets from 0.37 percent in the second quarter of 2003, the company is well secured in these relationships and expects a reduction in this level in the fourth quarter. In light of its insistence on properly margined collateral and principal guarantees in its lending policies, and due to the strength of the Atlanta economy, management expects stable losses in the fourth quarter as well. The allowance for loan losses at September 30, 2003 was $20.8 million and represented 1.47 percent of loans outstanding at the end of the period.

Low Cost Core Deposits Continue High Growth

As of September 30, 2003, Main Street Banks' total deposits were $1.438 billion, reflecting an increase of $419 million, or 41.1 percent, compared to the same period last year. The First National Bank of Johns Creek acquisition and First Colony Bancshares acquisition represented $378 million of this increase. Excluding acquisitions, total deposits increased $41 million or 4.0 percent compared to the third quarter of 2002.

The bank's deposit mix continued to improve as transaction deposits, excluding acquisitions, grew 13.9 percent over the same period from September 30, 2002, while reliance on high cost certificates of deposit was reduced through the company's disciplined pricing structure. Transaction deposits totaled $737 million for the third quarter of 2003 compared to $525 million for the third quarter of 2002, an increase of $212 million or 40.4 percent. Acquisitions accounted for $139 million of this increase.

"Traditional loan-making and deposit-taking remains a very lucrative business for Main Street," said Milligan. "We continue to garner new salespeople and customer relationships through our internal growth focus and as a result of our high-touch brand of management and banking."

Net Interest Margin Remains High

Despite the unprecedented interest rate volatility of the past two years, the company's net interest margin has remained healthy at 4.55 percent for the third quarter of 2003. Though down from 5.19 percent in the comparable period last year, this reduction is primarily the result of the company's two most recent acquisitions. Main Street's fully taxable equivalent net interest income totaled $19.0 million for the third quarter of 2003, an increase of $4.5 million or 31.0 percent, compared to the third quarter of 2002.

Noninterest Income Up 22.6% Over Last Year

Continuing its recent trend, noninterest income grew at a healthy pace in the third quarter of 2003. The company reported total noninterest income of $6.5 million for the third quarter, an increase of 22.6 percent or $1.2 million over the third quarter of 2002. Solid growth in income from SBA lending, deposit service charges, and mortgage banking income contributed to this increase.

Income on SBA lending totaled $0.4 million for the third quarter of 2003, an increase of 100.0 percent, or $0.2 million, as compared to the third quarter of 2002. This growth resulted from an increased emphasis on SBA lending over the past twelve months and positive market conditions in the Atlanta area.

Deposit services charges totaled $1.1 million for the third quarter of 2003, an increase of 16.7 percent or $0.3 million compared to the second quarter last year.

Growth in mortgage activity fueled a 57.1 percent increase in mortgage banking income to $1.1 million in the third quarter of 2003, compared to $0.7 million in the same period in 2002.

Efficiency Remains Positive

Main Street's efficiency ratio for the third quarter of 2003 was 56.8 percent versus 60.0 percent for the third quarter of 2002. Noninterest expense for the third quarter of 2003 was $14.4 million, an increase of 25.2 percent compared to noninterest expense in the third quarter of 2002. A large portion of the $2.9 million increase in noninterest expense is associated with the First National Bank of Johns Creek and First Colony Bancshares acquisitions, as well as the opening of the company's Dunwoody and Buckhead Banking Centers and the expansion of its Corporate Services Division.

About Main Street

Main Street Banks, Inc., a $1.9 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in eighteen of Georgia's fastest growing communities. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). Main Street Bank's management uses these non-GAAP measures in their analysis of the Company's performance. These measures adjust GAAP performance to exclude the effects of the amortization of intangibles in the determination of "cash basis" performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Main Street's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the operating results of Main Street's core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For additional information about Main Street Banks, Inc.'s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.'s third quarter earnings conference call at 10 a.m. today, please visit our web site at www.mainstreetbank.com. Replays of the conference call will be available through our web site until 5 p.m. (EST) October 31, 2003.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Main Street Banks, Inc.'s filings with the Securities and Exchange Commission for a summary of important factors that could affect Main Street Banks, Inc.'s forward-looking statements. Main Street Banks, Inc. undertakes no obligation to revise these statements following the date of this press release.

Financial Tables Follow

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  Exhibit 99.1
MAIN STREET BANKS REPORTS RECORD THIRD QUARTER EARNINGS Earnings Per Share Meets Consensus Earnings Estimates